Exhibit 21.1

SUBSIDIARIES OF MEDICSIGHT, INC.

Name of Subsidiary	Jurisdiction of Organization

Medicsight PLC	England and Wales
Medicsight Nominees Limited	England and Wales
Medicexchange, Inc	Delaware, U.S.A.
Medicexchange PLC	England and Wales
Medicexchange UK Limited	England and Wales
Medicexchange International Limited	Gibraltar
Medicexchange China	China
Medicexchange Pty	Australia
Medicsight Asset Management Limited	England and Wales
Medicsight USA, Inc	Nashville, U.S.A.
Medicsight (International) Limited	Gibraltar
Medicsight KK	Japan
Medicsight Finance Limited	England and Wales
Chardy Limited	England and Wales
HTTP Tech, Inc.	New York, U.S.A.
Medical Vision Systems, Inc.	Delaware, U.S.A.

E-1